Exhibit 10.1

SIXTH AMENDMENT TO STANDARD OFFICE LEASE

This   Sixth   Amendment   to   Standard   Office   Lease   (hereinafter   called   “Sixth   Amendment”)   is   made on this 19th day of March 2019, by and between Shady Grove Plaza Rockville, Md. LLC (hereinafter called “Landlord”) and Rexahn Pharmaceuticals, Inc. (hereinafter called “Tenant”).

WHEREAS, Landlord has succeeded the interest of SG Plaza Holdings LLC as successor in interest to The Realty Associates Fund V, L.P. in the Building and the Lease; and

WHEREAS, Landlord and Tenant wish to amend and extend that certain Standard Office Lease and Addendum both dated June 5, 2009, as amended by that certain First Amendment to Lease dated June 7, 2013, that certain Second Amendment to Lease dated July 26, 2014, that certain Third Amendment to Lease dated May 6, 2015, that certain Fourth Amendment to Lease dated April 4, 2016 and that certain Fifth Amendment to Lease dated April 13, 2017 (hereinafter collectively called the “Lease”), under which Tenant leases approximately seven thousand one hundred three (7,103) rentable square feet of space on the Fourth (4th) floor of the Building (the “Premises”), comprised of Suite 455 (approximately 5,466 rentable square feet) and Suite 475 (approximately 1,637 rentable square feet), in the building located at 15245 Shady Grove Road, Rockville, Maryland 20850, and known as Shady Grove Plaza (the “Building”); and

WHEREAS, the Lease is scheduled to expire on June 30, 2019 with respect to Suite 455 and Suite 475 (hereinafter  called  “Original Premises”); and -

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) decrease the square footage of the Original Premises, (ii) extend the Term of the Lease, and (iii) amend and modify certain terms and conditions of the Lease as herein provided.

NOW THEREFORE, for good and valuable consideration, the parties agree to the following:

1.
Effective July 1, 2019 (the “Effective Date”), the rentable area of the Premises shall be amended to decrease the Original Premises by one thousand seven hundred twenty-seven (1,727) rentable square feet consisting of Suite 475 (hereinafter called “Surrender Space”) to five thousand four hundred sixty-six (5,466) rentable square feet consisting of Suite 455 (hereinafter called “Reduced Premises”). On or before the Effective Date, Tenant shall surrender the Surrender Space to Landlord in accordance with Section 7.2 (b) of the Lease and, subject to those provisions contained in the Lease which by their terms specifically survive the expiration or earlier termination of the Lease, the Lease shall terminate with respect to the Surrender Space effective on the Effective Date. From and after the Effective Date, except as otherwise provided herein, all references in the Lease to the Premises shall refer to the Reduced Premises.

2.
The terms of the Lease shall be extended for an additional period of sixty (60) calendar months. This period shall commence July 1, 2019 and shall terminate  upon June 30, 2024.  Both Landlord  and Tenant agree that there are no options in which this Lease may be further extended and any term or provision in the Lease that may give rise to any such right to extend the Lease is hereby deemed to be deleted from the Lease and of no further force or effect.

3.	The “Base Rent” shall be modified to show the minimum annual rent to be as follows:
The sum of $12,754.00 in advance upon the first day of each calendar month commencing July 1, 2019 through June 30, 2020;
$153,048.00 per annum.

4.
Effective as of July 1, 2020 and as of the first day of each July thereafter, during the term hereof, the Base Rent then in effect shall be increased by the product of (i) two and one-half percent (2.5%) and (ii) the Base Rent in effect immediately prior to  such increase, and the monthly installments of Base Rent shall be upwardly adjusted accordingly.

5.	Notwithstanding the foregoing, Tenant shall receive an abatement of Base Rent for the month of July 2019.

6.
Tenant shall have the right to terminate this Lease as of June 30, 2021 (the “Early Termination Date”) by timely notifying Landlord in writing of its intention to exercise such right at least six (6) months prior to the Early Termination Date (the “Early Termination Notice”) provided that (i) Landlord receives the Early Termination Notice from Tenant sent via certified or registered mail, return receipt requested or by any national overnight courier service, (ii) no default beyond any applicable notice and cure periods is occurring on the date Tenant provides the Early Termination Notice or at any time thereafter prior to the Early Termination Date, and (iii) Tenant surrenders the Reduced Premises to Landlord in the condition as described in Section 7.2 (b) of the Lease. If Tenant timely provides the Early Termination Notice to Landlord but fails to vacate the Reduced Premises completely and in the condition required by this Lease on or before the Early Termination Date, then, at Landlord’s option (A) Tenant shall be treated as a holdover tenant subject to the terms and condition of Section 30 of the Lease or (B) Tenant’s right to terminate this Lease pursuant to this Section shall automatically lapse and be of no further force or effect.  Except in the event of a Permitted Transfer as defined in Section 12.8 of the Lease, Tenant’s right to terminate this Lease pursuant to this Section is personal to Tenant and may not be exercised by any transferee or assignee of Tenant it being understood that Tenant’s right under this Section shall immediately lapse and be of no further force or effect upon any assignment of this Lease or sublease of any portion of the Reduced Premises.

7.	Notwithstanding anything to the contrary contained in the Lease, the following set forth herein below shall control:

Tenant acknowledges and agrees that the amount of recovery for any claim by Tenant under the Lease shall be limited to Landlord’s equity interest in the Project. Any judgments rendered shall be satisfied solely out of the proceeds of sale by Landlord’s sale of its equity interest in the Project, limited as aforesaid. No personal judgment shall lie against Landlord upon extinguishment of its rights in the Project and any judgment so rendered shall not give rise to any right of execution or levy against Landlord’s assets. No other asset of Landlord, any partner, director or officer of Landlord (collectively, “Officer”) or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer. The provisions hereof shall inure to Landlord’s successors and assigns including any mortgagee and its respective directors, officers, principals and stockholders.

8.
All sums payable by Tenant shall be paid to Landlord in legal tender of the United States, at the address to which notices to  Landlord are to be given or to such other party or such other address as Landlord may designate in writing. Upon receipt of written notice from Landlord, Tenant shall be obligated to make all subsequent payments of Base Rent and additional rent by automatic electronic funds transfer or an automated clearing house (ACH) to an account specified by Landlord. Tenant  shall immediately  notify Landlord of any changes to Tenant’s bank account that would alter the electronic funds transfer or ACH process. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon subsequent occasions nor constitute a waiver of rights, notwithstanding any endorsement or restriction that Tenant may include with such payment.

9.
Landlord and Tenant recognize CBRE, Inc., as Tenant’s agent, as the sole broker (“Broker’’) with respect to this Sixth Amendment. Landlord agrees to be responsible for the payment of any leasing commissions owed to the Broker in accordance with the terms of a separate commission agreement entered into between Landlord and Broker. Landlord and Tenant each represent  and warrant to the other that no other broker has been employed in carrying on any negotiations relating to this Sixth Amendment and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

10.	Tenant shall be liable to all of the terms, covenants and conditions of the Lease and this Sixth Amendment.

11.	All other terms, covenants and conditions of the Lease shall remain the same.

Landlord:	Shady Grove Plaza Rockville, Md. LLC

By /s/ William Sondericker
William Sondericker, Vice President

Date: March 19,2019

Tenant:	Rexahn Pharmaceuticals, Inc.

By: /s/Douglas J. Swirsky

Name:Douglas J. Swirsky

Title:President and CEO

Date:March 18, 2019

STATE OF Maryland	)
COUNTY OF Montgomery) ss.:

On the 18th  day of March in the year 2019 before me, the undersigned, a Notary Public in and for said State, personally appeared  Douglas J. Swirsky (print name of signatory) personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

NOTARY STAMP BELOW:

/s/ Sherri N. Spence
Notary Public

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